ROYAL BANK OF CANADA
ROYAL CENTRE BUSINESS MARKET
1025 W GEORGIA ST - 3RD FLR
VANCOUVER BC V6E 3N9
Tel.: 604-665-8474

August 3, 2006

Private and Confidential

0716590 B.C. Ltd.
1963 Lougheed Highway
Coquitlam, BC
V5M 4A2

ROYAL BANK OF CANADA (the **"Bank"**) hereby offers the credit facilities described below (the **"Credit Facilities"**) subject to the terms and conditions set forth below and in the attached Terms & Conditions and Schedules (collectively the **"Agreement"**). Unless otherwise provided, all dollar amounts are in Canadian currency.

BORROWER: 0716590 B.C. LTD. (the **"Borrower"**)

CREDIT FACILITIES
Facility #1 $2,000,000.00. non-revolving term facility by way of:

a) RBP based loans (**"RBP Loans"**)	Interest rate (per annum)	RBP + 0.50 %
b) Bankers' Acceptances (**"BAs"**)	Acceptance fee (per annum):	RBPAF + 2.50 %

AVAILABILITY
The Borrower may borrow and convert up to the amount of this term facility provided this facility is made available at the sole discretion of the Bank and the Bank may cancel or restrict availability of any unutilized portion of this facility at any time from time to time.

REPAYMENT

Payment Amount:	$14,914.000.00	Payment Frequency:	Monthly
Payment Type:	Blended	First payment date:	30 days from drawdown
Repayable in full on:	The last day of a 2 – 5 year term from date of draw down as selected by the Borrower at time of draw down.	Original Amortization (months):	240

FEES:
One Time Fees:
Payable upon acceptance of this Agreement.

Application Fee: $5,000.00
Renewal Fee : $250.00

SRF #987-690-369

SECURITY

Security for the Borrowings and all other obligations of the Borrower to the Bank (collectively, the "**Security**"), shall include:

a) General Security agreement floating charge on land on the Bank's form 923 signed by the Borrower;

b) Collateral mortgage in the amount of $2,000,000.00 signed by the Borrower - covering 1st mortgage, recital clause #6, covering strata title office/warehouse: Civic: 1963 Lougheed Highway, Coquitlam, BC. Legal description Lot 129, District lots 62 and 63, plan 51328. PID 004-925-963;

c) Assignment of Rents signed by the Borrower;

d) Insurance all types other than life. Confirmation Royal Bank of Canada is first loss payee;

e) Guarantee and Postponement of Claim on the Bank's form 812 in the amount of $2,000,000.00 signed by AbleAuctions.com, Inc., supported by a director's resolution.

REPORTING REQUIREMENTS

The Borrower will provide the following to the Bank:

a) annual - Borrower prepared financial statements for the Borrower., within 120 days of each fiscal year end;

b) annual - audited year end financial statements for AbleAuctions.com, Inc. within 120 days of each fiscal year end.

CONDITIONS PRECEDENT

In no event will the Credit Facilities or any part thereof be available unless the Bank has received:

a) a duly executed copy of this Agreement;
b) the Security provided for herein, registered, as required, to the satisfaction of the Bank;
c) transmittal letter to be provided by Binpal Engineering Ltd;
d) transmittal letter to be provided by Collingwood & Associates;
e) in house prepared year end financial statements for the Borrower;
f) such financial and other information or documents relating to the Borrower or any Guarantor if applicable as the Bank may reasonably require; and
g) such other authorizations, approvals, opinions and documentation as the Bank may reasonably require.

Additionally;
h) all documentation to be received by the Bank shall be in form and substance satisfactory to the Bank;

GOVERNING LAW JURISDICTION

Province of British Columbia.

ACCEPTANCE

This Agreement is open for acceptance until September 1, 2006, after which date it will be null and void, unless extended in writing by the Bank.

ROYAL BANK OF CANADA

Per: ______________________
Name: Rahim Kurji
Title: Account Manager.

We acknowledge and accept the terms and conditions of this Agreement on this 11th day of ~~August~~, 2006. Oct. 11, 2006

0716590 B.C. LTD.

Per: ______________________________
Name: Abdul Lacha
Title: President

Per: ______________________________
Name:
Title:

I/We have the authority to bind the Borrower

attachments:
Terms and Conditions
Schedules:

- Definitions
- Calculation and Payment of Interest and Fees
- Notice of Requirements
- Additional Borrowing Conditions

TERMS AND CONDITIONS

The Bank is requested by the Borrower to make the Credit Facilities available to the Borrower in the manner and at the rates and times specified in this Agreement. Terms defined elsewhere in this Agreement and not otherwise defined in the Terms and Conditions below or the Schedules attached hereto have the meaning given to such terms as so defined. In consideration of the Bank making the Credit Facilities available, the Borrower agrees, with the Bank as follows:

REPAYMENT

Amounts outstanding under the Credit Facilities, together with interest, shall become due in the manner and at the rates and times specified in this Agreement and shall be paid in the currency of the Borrowing. Unless the Bank otherwise agrees, any payment hereunder must be made in money which is legal tender at the time of payment. In the case of a demand facility of any kind, the Borrower shall repay all principal sums outstanding under such facility upon demand including, without limitation, an amount equal to the face amount of all BAs which are unmatured or unexpired, which amount shall be held by the Bank as security for the Borrower's obligations to the Bank in respect of such Borrowings. Where any Borrowings are repayable by scheduled blended payments, such payments shall be applied, firstly, to interest due, and the balance, if any, shall be applied to principal outstanding. If any such payment is insufficient to pay all interest then due, the unpaid balance of such interest will be added to such Borrowing, will bear interest at the same rate, and will be payable on demand or on the date specified herein, as the case may be. Borrowings repayable by way of scheduled payments of principal and interest shall be so repaid with any balance of such Borrowings being due and payable as and when specified in this Agreement. The Borrower shall ensure that the maturities of instruments or contracts selected by the Borrower when making Borrowings will be such so as to enable the Borrower to meet its repayment obligations.

PREPAYMENT

Where Borrowings are by way of RBP Loans, the Borrower may prepay such Borrowings in whole or in part without fee or premium.

The prepayment of any Borrowings under a term facility and/or any term loan will be made in the reverse order of maturity.

EVIDENCE OF INDEBTEDNESS

The Bank shall maintain accounts and records (the **"Accounts"**) evidencing the Borrowings made available to the Borrower by the Bank under this Agreement. The Bank shall record the principal amount of such Borrowings, the payment of principal and interest on account of the Borrowings, and all other amounts becoming due to the Bank under this Agreement. The Accounts constitute, in the absence of manifest error, conclusive evidence of the indebtedness of the Borrower to the Bank pursuant to this Agreement. The Borrower authorizes and directs the Bank to automatically debit, by mechanical, electronic or manual means, any bank account of the Borrower for all amounts payable under this Agreement, including, but not limited to, the repayment of principal and the payment of interest, fees and all charges for the keeping of such bank accounts.

GENERAL COVENANTS

Without affecting or limiting the right of the Bank to terminate or demand payment of, or cancel or restrict availability of any unutilized portion of, any demand or other discretionary facility, the Borrower covenants and agrees with the Bank that the Borrower:

a) will pay all sums of money when due under the terms of this Agreement;
b) will immediately advise the Bank of any event which constitutes or which, with notice, lapse of time or both, would constitute a breach of any covenant or other term or condition of this Agreement or any Security, or in the case of any term facility, an Event of Default;
c) will file all material tax returns which are or will be required to be filed by it, pay or make provision for payment of all material taxes (including interest and penalties) and Potential Prior-Ranking Claims, which are or will become due and payable and provide adequate reserves for the payment of any tax, the payment of which is being contested;
d) will comply with all Applicable Laws, including, without limitation, all Environmental Laws;
e) will immediately advise the Bank of any action requests or violation notices received concerning the Borrower and hold the Bank harmless from and against any losses, costs or expenses which the Bank

may suffer or incur for any environment related liabilities existent now or in the future with respect to the Borrower;

f) will deliver to the Bank such financial and other information as the Bank may reasonably request from time to time, including, but not limited to, the reports and other information set out under Reporting Requirements;
g) will immediately advise the Bank of any unfavourable change in its financial position which may adversely affect its ability to pay or perform its obligations in accordance with the terms of this Agreement;
h) will keep its assets fully insured against such perils and in such manner as would be customarily insured by Persons carrying on a similar business or owning similar assets. If the Borrower owns any commercial buildings located in Metropolitan Vancouver, the Lower Fraser Valley, Metropolitan Victoria or Saanich Peninsula, British Columbia, then, in addition to the preceding, the Borrower shall insure and keep fully insured such commercial buildings against risk of earthquake;
i) except for Permitted Encumbrances, will not, without the prior written consent of the Bank, grant, create, assume or suffer to exist any mortgage, charge, lien, pledge, security interest or other encumbrance affecting any of its properties, assets or other rights;
j) will not, without the prior written consent of the Bank, sell, transfer, convey, lease or otherwise dispose of any of its properties or assets other than in the ordinary course of business and on commercially reasonable terms;
k) will not, without the prior written consent of the Bank, guarantee or otherwise provide for, on a direct, indirect or contingent basis, the payment of any monies or performance of any obligations by any other Person, except as may be provided for herein;
l) will not, without the prior written consent of the Bank, merge, amalgamate, or otherwise enter into any other form of business combination with any other Person;
m) will permit the Bank or its representatives, from time to time, to visit and inspect the Borrower's premises, properties and assets and examine and obtain copies of the Borrower's records or other information and discuss the Borrower's affairs with the auditors, counsel and other professional advisers of the Borrower.

EXPENSES, ETC.
The Borrower agrees to pay the Bank all fees, as stipulated in this Agreement. The Borrower also agrees to pay all fees (including legal fees), costs and expenses incurred by the Bank in connection with preparation, negotiation and documentation of this Agreement and any Security and the operation, enforcement or termination of this Agreement and the Security. The Borrower shall indemnify and hold the Bank harmless against any loss, cost or expense incurred by the Bank if any facility under the Credit Facilities is repaid or prepaid other than on its Maturity Date. The determination by the Bank of such loss, cost or expense shall be conclusive and binding for all purposes and shall include, without limitation, any loss incurred by the Bank in liquidating or redeploying deposits acquired to make or maintain any facility.

GENERAL INDEMNITY
The Borrower hereby agrees to indemnify and hold the Bank and its directors, officers, employees and agents harmless from and against any and all claims, suits, actions, demands, debts, damages, costs, losses, obligations, judgements, charges, expenses and liabilities of any nature which are suffered, incurred or sustained by, imposed on or asserted against any such Person as a result of, in connection with or arising out of i) any Event of Default or breach of any term or condition of this Agreement or any Security by the Borrower or any Guarantor if applicable (whether or not constituting an Event of Default), ii) the Bank acting upon instructions given or agreements made by electronic transmission of any type, iii) the presence of Contaminants at, on or under or the discharge or likely discharge of Contaminants from, any properties now or previously used by the Borrower or any Guarantor and iv) the breach of or non compliance with any Applicable Law by the Borrower or any Guarantor.

AMENDMENTS AND WAIVERS
No amendment or waiver of any provision of this Agreement will be effective unless it is in writing, signed by the Borrower and the Bank. No failure or delay, on the part of the Bank, in exercising any right or power hereunder or under any Security shall operate as a waiver thereof. Each Guarantor, if applicable, agrees that the amendment or waiver of any provision of this Agreement other than agreements, covenants or representations expressly made by any Guarantor herein, if any may be made without and does not

require the consent or agreement of, or notice to, any Guarantor. Any amendments requested by the Borrower will require review and agreement by the Bank and its counsel. Costs related to this review will be for the Borrower's account.

SUCCESSORS AND ASSIGNS

This Agreement shall extend to and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. The Borrower shall not be entitled to assign or transfer any rights or obligations hereunder, without the consent in writing of the Bank. The Bank may assign or transfer all or any part of its rights and obligations under this Agreement to any Person. The Bank may disclose to potential or actual assignees or transferees confidential information regarding the Borrower and any Guarantor if applicable, (including, any such information provided by the Borrower, and any Guarantor if applicable, to the Bank) and shall not be liable for any such disclosure.

GAAP

Unless otherwise provided, all accounting terms used in this Agreement shall be interpreted in accordance with Canadian Generally Accepted Accounting Principles in effect from time to time, applied on a consistent basis from period to period. Any change in accounting principles or the application of accounting principles, including, without limitation, the use of differential reporting (or any changes to the selection of differential reporting options) is only permitted with the prior written consent of the Bank.

SEVERABILITY

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement and such invalid provision shall be deemed to be severable.

GOVERNING LAW

This Agreement shall be construed in accordance with and governed by the laws of the Province identified in the Governing Law Jurisdiction section of this Agreement and the laws of Canada applicable therein. The Borrower irrevocably submits to the non-exclusive jurisdiction of the courts of such Province and acknowledges the competence of such courts and irrevocably agrees to be bound by a judgment of any such court.

DEFAULT BY LAPSE OF TIME

The mere lapse of time fixed for performing an obligation shall have the effect of putting the Borrower, or a Guarantor if applicable, in default thereof.

SET-OFF

The Bank is authorized (but not obligated), at any time and without notice, to apply any credit balance (whether or not then due) in any account in the name of the Borrower, or to which the Borrower is beneficially entitled (in any currency) at any branch or agency of the Bank in or towards satisfaction of the indebtedness of the Borrower due to the Bank under the Credit Facilities and the other obligations of the Borrower under this Agreement. For that purpose, the Bank is irrevocably authorized to use all or any part of any such credit balance to buy such other currencies as may be necessary to effect such application.

NOTICES

Any notice or demand to be given by the Bank shall be given in writing by way of a letter addressed to the Borrower. If the letter is sent by telecopier, it shall be deemed received on the date of transmission, provided such transmission is sent prior to 5:00 p.m. on a day on which the Borrower's business is open for normal business, and otherwise on the next such day. If the letter is sent by ordinary mail to the address of the Borrower, it shall be deemed received on the date falling five (5) days following the date of the letter, unless the letter is hand-delivered to the Borrower, in which case the letter shall be deemed to be received on the date of delivery. The Borrower must advise the Bank at once about any changes in the Borrower's address.

CONSENT OF DISCLOSURE

The Borrower hereby grants permission to any Person having information in such Person's possession relating to any Potential Prior-Ranking Claim, to release such information to the Bank (upon its written request), solely for the purpose of assisting the Bank to evaluate the financial condition of the Borrower.

NON-MERGER
The provisions of this Agreement shall not merge with any Security provided to the Bank, but shall continue in full force for the benefit of the parties hereto.

JOINT AND SEVERAL
Where more than one Person is liable as Borrower or Guarantor if applicable for any obligation under this Agreement, then the liability of each such Person for such obligation is joint and several (in Quebec, solidarily) with each other such Person.

LIFE INSURANCE
The Borrower acknowledges that the Bank has offered it insurance on the Borrowings under Business Loan Insurance Plan Policy 51000 ("Policy") issued by Sun Life Assurance Company of Canada to the Bank and the Borrower hereby waives this offer or acknowledges it is ineligible for this offer and acknowledges that Borrowings are not insured under the Policy as at the date of acceptance of this Agreement.

COUNTERPART EXECUTION
This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together constitute one and the same instrument.

EMAIL AND FAX TRANSMISSION
The Bank is entitled to rely on any report or certificate provided to the Bank by the Borrower or any Guarantor as applicable, by way of email or fax transmission as though it were an originally signed document. The Bank is further entitled to assume that any communication from the Borrower received by email or fax transmission is a reliable communication from the Borrower.

REPRESENTATIONS AND WARRANTIES
The Borrower, represents and warrants to the Bank that:

a) the execution, delivery and performance by it of this Agreement have been duly authorized by all necessary actions and do not violate its constating documents or any Applicable Laws or agreements to which it is subject or by which it is bound;
b) no event has occurred which constitutes, or which, with notice, lapse of time, or both, would constitute, an Event of Default or a breach of any covenant or other term or condition of this Agreement or any Security;
c) there is no claim, action, prosecution or other proceeding of any kind pending or threatened against it or any of its assets or properties before any court or administrative agency which relates to any non-compliance with any Environmental Laws which, if adversely determined, might have a material adverse effect upon its financial condition or operations or its ability to perform its obligations under this Agreement or any Security, and there are no circumstances of which it is aware which might give rise to any such proceeding which it has not fully disclosed to the Bank; and
d) it has good and marketable title to all of its properties and assets, free and clear of any encumbrances, other than as may be provided for herein.

LANGUAGE
The parties hereto have expressly requested that this Agreement and all related documents, including notices, be drawn up in the English language. Les parties ont expressément demandé que la présente convention et tous les documents y afférents, y compris les avis, soient rédigés en langue anglaise.

WHOLE AGREEMENT
This Agreement and any documents or instruments referred to in, or delivered pursuant to, or in connection with, this Agreement constitute the whole and entire agreement between the Borrower and the Bank with respect to the Credit Facilities.

EVENTS OF DEFAULT
Without affecting or limiting the right of the Bank to terminate or demand payment of, or to cancel or restrict availability of any unutilized portion of, any demand or other discretionary facility, each of the following shall constitute an **"Event of Default"** which shall entitle the Bank, in its sole discretion, to cancel any Credit Facilities, demand immediate repayment in full of any amounts outstanding under any

term facility, together with outstanding accrued interest and any other indebtedness under or with respect to any term facility, and to realize on all or any portion of any Security:

a) failure of the Borrower to pay any principal, interest or other amount when due pursuant to this Agreement;
b) failure of the Borrower, or any Guarantor if applicable, to observe any covenant, condition or provision contained in this Agreement or in any documentation relating hereto or to the Security;
c) the Borrower, or any Guarantor if applicable, is unable to pay its debts as such debts become due, or is, or is adjudged or declared to be, or admits to being, bankrupt or insolvent;
d) if any proceeding is taken to effect a compromise or arrangement with the creditors of the Borrower, or any Guarantor if applicable, or to have the Borrower, or any Guarantor if applicable, declared bankrupt or wound up, or to have a receiver appointed for any part of the assets or operations of the Borrower, or any Guarantor if applicable, or if any encumbrancer takes possession of any part thereof;
e) if in the opinion of the Bank there is a material adverse change in the financial condition, ownership or operation of the Borrower, or any Guarantor if applicable;
f) if any representation or warranty made by the Borrower, or any Guarantor if applicable, under this Agreement or in any other document relating hereto or under any Security shall be false in any material respect; or
g) if the Borrower, or any Guarantor if applicable, defaults in the payment of any other indebtedness, whether owing to the Bank or to any other Person, or defaults in the performance or observance of any agreement in respect of such indebtedness where, as a result of such default, the maturity of such indebtedness is or may be accelerated.

Should the Bank demand immediate repayment in full of any amounts outstanding under any term facility due to an Event of Default, the Borrower shall immediately repay all principal sums outstanding under such facility and all other obligations in connection with any such term facility [including, without limitation, an amount equal to the face amount of all BAs which are unmatured or unexpired, which amount shall be held by the Bank as security for the Borrower's obligations to the Bank in respect of such Borrowings.

INCREASED COSTS

The Borrower shall reimburse the Bank for any additional cost or reduction in income arising as a result of (i) the imposition of, or increase in, taxes on payments due to the Bank hereunder (other than taxes on the overall net income of the Bank), (ii) the imposition of, or increase in, any reserve or other similar requirement, (iii) the imposition of, or change in, any other condition affecting the Credit Facilities imposed by any Applicable Law or the interpretation thereof.

Schedule "A" to the Agreement dated August 3, 2006, between 0716590 B.C. Ltd., as Borrower, and Royal Bank of Canada, as the Bank.

DEFINITIONS

For the purpose of this Agreement, the following terms and phrases shall have the following meanings:

"Applicable Laws" means, with respect to any Person, property, transaction or event, all present or future applicable laws, statutes, regulations, rules, orders, codes, treaties, conventions, judgements, awards, determinations and decrees of any governmental, regulatory, fiscal or monetary body or court of competent jurisdiction in any applicable jurisdiction;

"Bankers' Acceptance" or **"BA"** means a bill of exchange, including a depository bill issued in accordance with the Depository Bills and Notes Act (Canada), drawn on the Bank by, and payable to the order of, the Borrower which have been accepted by the Bank;

"Borrowing" means each use of a Credit Facility and all such usages outstanding at any time are **"Borrowings"**;

"Business Day" means a day, excluding Saturday, Sunday and any other day which shall be a legal holiday or a day on which banking institutions are closed throughout Canada[, and when used in connection with a BA, a **"Business Day"** also excludes any day which shall be a legal holiday or a day on which banking institutions are closed in Toronto, Ontario or in the province where the Borrower's accounts are maintained;

"Contaminant" includes, without limitation, any pollutant, dangerous substance, liquid waste, industrial waste, hazardous material, hazardous substance or contaminant including any of the foregoing as defined in any Environmental Law;

"Environmental Activity" means any activity, event or circumstance in respect of a Contaminant, including, without limitation, its storage, use, holding, collection, purchase, accumulation, assessment, generation, manufacture, construction, processing, treatment, stabilization, disposition, handling or transportation, or its Release into the natural environment, including movement through or in the air, soil, surface water or groundwater;

"Environmental Laws" means all Applicable Laws relating to the environment or occupational health and safety, or any Environmental Activity;

"Guarantor" means any Person who has guaranteed the obligations of the Borrower under this Agreement;

"Maturity Date" means the date on which a facility is due and payable in full;

"Permitted Encumbrances" means, in respect of the Borrower:

a) liens arising by operation of law for amounts not yet due or delinquent, minor encumbrances on real property such as easements and rights of way which do not materially detract from the value of such property, and security given to municipalities and similar public authorities when required by such authorities in connection with the operations of the Borrower in the ordinary course of business; and
b) Security granted in favour of the Bank;

"Person" includes an individual, a partnership, a joint venture, a trust, an unincorporated organization, a company, a corporation, an association, a government or any department or agency thereof including Canada Revenue Agency, and any other incorporated or unincorporated entity;

"Potential Prior-Ranking Claims" means all amounts owing or required to be paid, where the failure to pay any such amount could give rise to a claim pursuant to any law, statute, regulation or otherwise, which ranks or is capable of ranking in priority to the Security or otherwise in priority to any claim by the Bank for repayment of any amounts owing under this Agreement;

"RBP" and **"Royal Bank Prime"** each means the annual rate of interest announced by the Bank from time to time as being a reference rate then in effect for determining interest rates on commercial loans made in Canadian currency in Canada;

"Release" includes discharge, spray, inject, inoculate, abandon, deposit, spill, leak, seep, pour, emit, empty, throw, dump, place and exhaust, and when used as a noun has a similar meaning;

"Royal Bank Prime Acceptance Fee" or **"RBPAF"** means the annual rate announced by the Bank from time to time as a reference rate then in effect for determining fees on BAs;

Schedule "B" to the Agreement dated August 3, 2006, between 0716590 B.C. Ltd., as Borrower, and Royal Bank of Canada, as the Bank.

CALCULATION AND PAYMENT OF INTEREST AND FEES

LIMIT ON INTEREST
The Borrower shall not be obligated to pay any interest, fees or costs under or in connection with this Agreement in excess of what is permitted by Applicable Law.

OVERDUE PAYMENTS
Any amount that is not paid when due hereunder shall, unless interest is otherwise payable in respect thereof in accordance with the terms of this Agreement or the instrument or contract governing same, bear interest until paid at the rate of RBP plus 5% per annum. Such interest on overdue amounts shall be computed daily, compounded monthly and shall be payable both before and after any or all of default, maturity date, demand and judgement.

EQUIVALENT YEARLY RATES
The annual rates of interest or fees to which the rates calculated in accordance with this Agreement are equivalent, are the rates so calculated multiplied by the actual number of days in the calendar year in which such calculation is made and divided by 365.

TIME AND PLACE OF PAYMENT
Amounts payable by the Borrower hereunder shall be paid at such place as the Bank may advise from time to time in the applicable currency. Amounts due on a day other than a Business Day shall be deemed to be due on the Business Day next following such day. Interest and fees payable under this Agreement are payable both before and after any or all of default, maturity date, demand and judgement.

RBP LOANS
The Borrower shall pay interest on each RBP Loan [and RBUSBR Loan][2], monthly in arrears, on the 26th day of each month or such other day as may be agreed to between the Borrower and the Bank. Such interest will be calculated monthly and will accrue daily on the basis of the actual number of days elapsed and a year of 365 days and shall be paid in the currency of the applicable Borrowing.

BANKERS ACCEPTANCES
The Borrower shall pay an acceptance fee in advance on the date of issue of each BA at the applicable rate provided for in this Agreement. Acceptance fees shall be calculated on the face amount of the BA issued and based upon the number of days in the term thereof and a year of 365 days.

Schedule "C" to the Agreement dated August 3, 2006, between 0716590 B.C. Ltd., as Borrower, and Royal Bank of Canada, as the Bank.

NOTICE REQUIREMENTS

Notice Requirements for BAs:

Amount	Prior Notice
$50,000,000 and over	By 12:00 a.m. Eastern Standard Time, 1 Business Day prior to the day of Borrowing

Schedule "D" to the Agreement dated August 3, 2006, between 0716590 B.C. Ltd., as Borrower, and Royal Bank of Canada, as the Bank.

ADDITIONAL BORROWING CONDITIONS

BAs:

Borrowings made by way of BAs will be subject to the following terms and conditions:

a) BAs shall be issued and mature on a Business Day and shall be issued in minimum face amounts of $500,000 or such larger amount as is a whole multiple of $100,000 for terms of not less than 30 and not more than 180 days;

b) the Bank may, in its sole discretion, refuse to accept the Borrower's drafts or limit the amount of any BA issue at any time;

c) notwithstanding any other provision of this Agreement, the Borrower shall indemnify the Bank against any loss, cost or expense incurred by the Bank if any BA is repaid, prepaid, converted or cancelled other than on the maturity date of such BA;

d) any BA issued under a term facility must have a maturity on or before the Maturity Date of the term facility, unless otherwise agreed by the Bank; and

e) prior to the issue of any BA the Borrower shall execute the Bank's standard form of undertaking and agreement in respect of BAs. If there is any inconsistency at any time between the terms of this Agreement and the terms of the Bank's standard form of undertaking and agreement, the terms of this Agreement shall govern.